UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 22, 2009

Altus Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-51711	04-3573277
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

333 Wyman Street, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-373-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.05 Costs Associated with Exit or Disposal Activities.

On January 22, 2009, the Board of Directors (the "Board") of Altus Pharmaceuticals Inc. (the "Company") approved a restructuring plan to discontinue development of Trizytek (liprotamase) and reduce headcount by approximately 107 employees, or approximately 75% of the Company's workforce. The discontinuation of the Trizytek program and the reduction in headcount are primarily due to financial constraints and a decision to focus the Company's remaining recources on the development of ALTU-238.

Employees directly affected by the restructuring plan have received notification and will be provided with severance payments. The Company expects to complete the restructuring in the first quarter of 2009.

The Company expects to record a restructuring charge of approximately $4 million in the first quarter of 2009, primarily representing cash payments for severance and related expenses. The Company may also incur further restructuring charges that could be significant due to events that may occur as a result of, or associated with, the restructuring plan, including the termination of contractual obligations and facilities-related costs. The majority of severance expenses will be paid out over the course of 2009. After these termination payments, the Company expects that its existing cash resources will fund operations of the Company, as restructured, through the end of 2009.

As a result of the discontinuation of the Trizytek program, Cystic Fibrosis Foundation Therapeutics, Inc. ("CFFTI"), with whom the Company entered into a Strategic Alliance Agreement in 2001, has asserted to the Company that the Company's decision to discontinue the clinical development and planned regulatory filings for Trizytek places the Company in breach of the Strategic Alliance Agreement. The Company expects that discontinuation of the Trizytek program will terminate the Company's exclusive sublicense to Trizytek from CFFTI in North America and that CFFTI will gain exclusive control of the Trizytek program and related intellectual property rights in North America. The Company and CFFTI are in discussions regarding the financial and operational terms of an agreement under which CFFTI would obtain worldwide rights to Trizytek and assume funding responsibility for the ongoing Phase 3 long-term safety study for Trizytek.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e) As part of the Company's reduction in workforce, Burkhard Blank, M.D., the Company's Executive Vice President and Chief Medical Officer, Jonathan I. Lieber, the Company's Senior Vice President, Chief Financial Officer and Treasurer, and John M. Sorvillo, the Company's Vice President of Business Development, will be leaving the Company on or about March 27, 2009 (the "Termination Date"). These individuals will receive the following from the Company in connection with the layoff:

• Salary continuation at the individual's current annual base salary rate ($413,000 for Dr. Blank, $300,305 for Mr. Lieber, and $262,050 for Dr. Sorvillo) for a period of nine months (six months for Dr. Sorvillo) commencing on the Termination Date; and
• Continuation of health benefits for up to 18 months, provided that if the individual becomes eligible to receive substantially similar benefits under another health plan, the Company’s obligation to pay such benefits will cease.

(c) Thomas J. Phair Jr. will act as the Company's Vice President, Treasurer and Principal Accounting and Financial Officer upon Mr. Lieber's departure. Mr. Phair, age 46, joined the Company in July 2006 as Senior Director of Finance, Corporate Controller. From 2002 to July 2006, Mr. Phair was Corporate Controller at ArQule, Inc. Before 2002, Mr. Phair held financial management positions at various companies, including Exchange Technologies, Inc., Gomez, Inc, PAREXEL International Corp, Nashua Corporation and Price Waterhouse LLP. Mr. Phair received a B.B.A. from the University of Massachusetts, Amherst.

(e) In connection with the restructuring plan, on the recommendation of its Compensation Committee, the Board approved the terms of a severance plan for employees continuing with the Company. Pursuant to the plan, each of the Company's continuing executive officers will be entitled to receive, upon termination other than for cause, payments equal to twelve months of said officer's then-current salary.

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued by the Company relating to the restructuring described in Item 2.05 is furnished, not filed, as Exhibit 99.1

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altus Pharmaceuticals Inc.

January 26, 2009	By:	Jonathan I. Lieber

Name: Jonathan I. Lieber
Title: Senior Vice President, Chief Financial Officer and Treasurer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release